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                                                                   EXHIBIT 99.1





                                                      CONTACT: WILLIAM J. KERLEY
                                                         CHIEF FINANCIAL OFFICER
                                                                  (404) 262-3252


              JDN REALTY CORPORATION ANNOUNCES 3-FOR-2 STOCK SPLIT
                        AND INCREASES QUARTERLY DIVIDEND

ATLANTA, Georgia (May 18, 1997) - JDN Realty Corporation (NYSE: JDN) today announced that its Board of Directors has approved a 3-for-2 stock split of its common stock. In addition, the Company also announced that it will increase its quarterly cash dividend by 8.0% to $0.54 per pre-split share, or $0.36 per post-split share.

J. Donald Nichols, Chairman and Chief Executive Officer, commented, "We have increased our dividend over the last three years at the rate of 4.0%, 4.4%, and 5.3%, respectively. The 8.0% dividend increase this year reflects our optimism about our strong FFO growth rate. As we approach the minimum payout required of a REIT, our dividend growth rate should further increase to track our FFO growth rate." Nichols continued, "The Board of Directors approved a stock split and an 8.0% dividend increase due to the Company's exceptional performance as well as the bright outlook for its core business. We continue to see outstanding opportunities to execute our growth strategy and increase our FFO through developments, redevelopments and selective acquisitions."

The additional shares and payment for fractional shares will be distributed on June 30, 1998 to shareholders of record on June 19, 1998. Each shareholder of record will receive one additional share of common stock for each two shares of common stock owned as of the record date. The cash dividend was declared by the Company's Board of Directors for the quarter ending June 30, 1998, and represents an annualized pre-split cash dividend of $2.16, or a post-split cash dividend of $1.44. The post-split cash dividend will have the same payment and record dates as the 3-for-2 stock split.

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented retailers. Headquartered in Atlanta, Georgia, the Company owns and operates 79 properties, containing approximately 9.8 million square feet of gross leasable area, located in 13 states. The common stock of JDN Realty Corporation is listed on the New York Stock Exchange under the symbol JDN.



                                     -MORE-


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JDN Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company's expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. We caution you that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

    For additional information, visit JDN Realty Corporation's home page at:
                            http://www.irinfo.com/jdn

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